UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 16, 2005

Albertson's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6187	82-0184434
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 Parkcenter Blvd, PO Box 20, Boise, Idaho		83726
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	208-395-6200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2005, Albertson’s, Inc. (the "Company") completed the refinancing of its 364-day revolving credit facility dated as of June 17, 2004 which had total availability of $400 million. The replacement facility is a five-year $400 million credit agreement among the Company, Bank of America, N.A., as administrative agent and a lender and the other lenders party thereto (the "Credit Agreement").

The Credit Agreement provides the Company with a five-year revolving credit facility with total availability of $400 million. As with the Company’s two other credit facilities, the Credit Agreement contains several restrictive covenants and two financial covenants: 1) a minimum fixed charge coverage ratio and 2) a maximum consolidated leverage ratio, each as defined in the Credit Agreement. Under the Credit Agreement, the fixed charge coverage ratio shall not be less than 2.60 to 1 through April 30, 2006 and 2.70 to 1 thereafter, and the consolidated leverage ratio shall not exceed 4.50 to 1 through April 30, 2006, 4.25 to 1 through April 30, 2007 and 4.00 to 1 thereafter. The Credit Agreement also contains customary conditions that must be satisfied prior to a borrowing.

The Credit Agreement does not contain any triggers that would affect the Company’s ability to borrow if a change to the Company’s credit ratings were to occur. However, any adverse changes to the Company’s credit ratings would increase the quarterly facility fee under the Credit Agreement as well as the Company’s cost of borrowing.

Bank of America, N.A. and several other lenders party to the Credit Agreement and/or their affiliates have provided and continue to provide commercial banking, investment banking and other services to the Company, its affiliates and employees, for which they receive customary fees and commissions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertson's, Inc.

June 22, 2005	By:	Felicia D. Thornton

Name: Felicia D. Thornton
Title: Executive Vice President and Chief Financial Officer